Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-156068

Dated December 14, 2009

The United States Department of the Treasury (“Treasury”) announced on December 14, 2009 that it has commenced a secondary public offering of 3,199,988 warrants to purchase the common stock, par value $.01 per share, of TCF Financial Corporation, and that Deutsche Bank Securities Inc., in its capacity as auction agent, has specified that the auction to determine the public offering price for such warrants will commence at 8:00 a.m., Eastern Time, on December 15, 2009, and that the submission deadline for any bids in the auction will be 6:30 p.m., Eastern Time, on that same day.

TCF Financial Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that TCF Financial Corporation has filed with the SEC for more complete information about TCF Financial Corporation and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, TCF Financial Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.